Exhibit 99.(l)

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

July 25, 2013

KKR Income Opportunities Fund

555 California Street

50th Floor

San Francisco, California 94104

Dear Ladies and Gentlemen:

We have acted as counsel to KKR Income Opportunities Fund (the “Fund”) in connection with the registration statement of the Fund on Form N-2 (File No. 333-173274) under the Securities Act of 1933 (the “Securities Act”) and the Investment Company Act of 1940 (File No. 811-22543) (the “Original Registration Statement”), each as amended, with respect to certain of its common shares of beneficial interest, par value of $0.001 per share. This opinion is being issued in connection with the registration statement of the Fund on Form N-2 (the “New Registration Statement”), which is being filed pursuant to Rule 462(b) under the Securities Act to register additional common shares of beneficial interest of the Fund (the “Additional Common Shares”) that are part of the same offering described in the Original Registration Statement.

We have examined the following Fund documents: (1) the Fund’s Amended and Restated Declaration of Trust (the “Declaration of Trust”); (2) the Fund’s By-Laws; (3) each of the registration statement filings made with the Securities and Exchange Commission (“SEC”); (4) pertinent provisions of the laws of the State of Delaware; and (5) such other Fund records, certificates, documents and statutes that we have deemed relevant in order to render the opinions expressed herein.

Based on such examination, we are of the opinion that:

1.             The Fund is a statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware; and

2.             When the Additional Common Shares have been duly issued by the Fund pursuant to the Declaration of Trust and delivered against payment therefor as determined by the Trustees in compliance with the Declaration of Trust, the Additional Common Shares will be validly issued and purchasers of the Additional Common Shares will not have any obligation to make payments to the Fund or its creditors (other than the purchase price for the Additional Common Shares) or make contributions to the Fund or its creditors solely by reason of the purchaser’s ownership of the Additional Common Shares.

This letter expresses our opinion as to the Delaware statutory trust law governing matters such as the due organization of the Fund and the authorization and issuance of the Additional Common Shares, but does not extend to the securities or “Blue Sky” laws of the State of Delaware or to federal securities or other laws.

The opinions expressed herein are solely for your benefit and may not be relied on in any manner or for any purpose by any other person. We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We consent to the filing of this opinion with the SEC as an exhibit to the New Registration Statement and to the reference to Dechert LLP as counsel to the Registrant in the Fund’s prospectus incorporated by reference into the New Registration Statement and in any revised or amended versions thereof, until such time as we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP
Dechert LLP